Exhibit 5.1

Michael Tenta

+1 650 843 5636

mtenta@cooley.com

June 19, 2019

Personalis, Inc.

1330 O’Brien Drive

Menlo Park, CA 94025

Ladies and Gentlemen:

We have represented Personalis, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended covering an underwritten public offering of up to 1,443,058 shares (the “Shares”) of the Company’s common stock, par value $0.0001, which includes up to 188,225 shares that may be sold pursuant to the exercise of an option to purchase additional shares. The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-231703), which was declared effective on June 19, 2019 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Initial Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Initial Registration Statement, each of which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents, other than by the Company, submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Personalis, Inc.

June 19, 2019

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael Tenta
Michael Tenta